THE DREYFUS FAMILY OF FUNDS

(Dreyfus Family of Funds—Funds Included on Schedule A)

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.         Class Designation:  Fund shares shall be divided, except as otherwise noted on Schedule A attached hereto, into Class A and Class C, and, if indicated on Schedule A, Class I, Class Y and Class Z.

2.         Differences in Services:  The services offered to shareholders of each Class shall be substantially the same, except that, unless otherwise provided on Schedule A, Right of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares, Checkwriting services shall be available only to holders of Class A or Class Z shares, and Dreyfus Express® services shall be available only to holders of Class Z shares.  Dreyfus Automatic Asset Builder®, Dreyfus Payroll Savings Plan, Dreyfus Government Direct Deposit, Dreyfus Dividend Sweep, Dreyfus Auto-Exchange Privilege and Dreyfus Automatic Withdrawal Plan are not available for Class Y shares.

3.         Differences in Distribution Arrangements:  Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares purchased without an initial sales charge as part of an investment of $1 million or more.  The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B hereto.

Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class C shares, are set forth on Schedule C hereto.

Class I shares shall be offered at net asset value only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) law firms or attorneys acting as trustees or executors/administrators, (iii) foundations and endowments that make an initial investment in the Fund of at least $1 million, (iv) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (v) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by The Dreyfus Corporation, and (vi) unaffiliated investment companies approved by the Fund's Distributor.

Class Y shares shall be offered at net asset value only to (i) institutional investors, acting for themselves or on behalf of their clients, that have entered into an agreement with the Fund's Distributor, and, except as otherwise may be approved by The Dreyfus Corporation with respect to certain retirement plans, that make an initial investment in Class Y shares of the Fund of at least $1 million, (ii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation, provided that such clients are approved by The Dreyfus Corporation and make an initial investment in Class Y shares of the Fund of at least $1 million, and (iii) certain funds in the Dreyfus Family of Funds and series of BNY Mellon Funds Trust.

Class Z shares shall be offered at net asset value only to certain shareholders as set forth on Schedule D hereto.  To the extent indicated on Schedule E hereto, Class Z shares shall be subject to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of fees and provisions relating to such Service Plan are set forth on Schedule E hereto.

Class A and Class C and, except as otherwise indicated, Class Z shares shall be subject to a Shareholder Services Plan as set forth on Schedule E hereto.

4.         Expense Allocation.   The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Distribution Plan, Service Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5.         Conversion Features.  No Class shall be subject to any automatic conversion feature.  Except as otherwise set forth on Schedule A hereto, shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.  Shares subject to a CDSC or a redemption fee at the time of the requested conversion shall not be eligible for conversion.

6.         Exchange Privileges.  Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Amended as of:  October 1, 2014

SCHEDULE A

Name of Fund	Date Plan Adopted

Dreyfus Premier GNMA Fund, Inc. --Dreyfus GNMA Fund*	November 6, 2006 (Revised as of March 13, 2012)

Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc. --Dreyfus California AMT-Free Municipal Bond Fund*†	April 28, 2004 (Revised as of July 1, 2013)

Dreyfus Municipal Bond Opportunity Fund*	April 12, 1995 (Revised as of March 13, 2012)

Dreyfus New Jersey Municipal Bond Fund, Inc.*†	October 22, 2002 (Revised as of July 1, 2013)

Dreyfus New York AMT-Free Municipal Bond Fund†	April 12, 1995 (Revised as of July 1, 2013)

Dreyfus State Municipal Bond Funds --Dreyfus Connecticut Fund*†	April 12, 1995 (Revised as of September 3, 2013)
--Dreyfus Massachusetts Fund*
--Dreyfus Pennsylvania Fund*

Dreyfus Municipal Funds, Inc. --Dreyfus AMT-Free Municipal Bond Fund*† --Dreyfus High Yield Municipal Bond Fund*†	January 16, 2003 (Revised as of July 1, 2013)

________________________

*           The Fund also offers Class Z shares as described on Schedule D hereto.

†           The Fund also offers Class I and Class Y shares.

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SCHEDULE B

Front-End Sales Charge—Class A Shares—The public offering price for Class A shares, except as otherwise set forth herein, shall be the net asset value per share of that Class plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000.....................................................	4.50	4.70
$50,000 to less than $100,000...................................	4.00	4.20
$100,000 to less than $250,000.................................	3.00	3.10
$250,000 to less than $500,000.................................	2.50	2.60
$500,000 to less than $1,000,000..............................	2.00	2.00
$1,000,000 or more...................................................	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares—A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase.  The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC.  Letter of Intent and Right of Accumulation shall apply to purchases of Class A shares subject to a CDSC.

Class A Shares of Dreyfus New Jersey Municipal Bond Fund, Inc. Only—Shareholders beneficially owning Class A shares of Dreyfus New Jersey Municipal Bond Fund, Inc. on January 6, 2003 may purchase Class A shares of such Fund directly through the Fund's Distributor, for Fund accounts maintained with the Distributor, at net asset value without a front-end sales charge and redeem Class A shares of such Fund without imposition of a CDSC.

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SCHEDULE C

Contingent Deferred Sales Charge--Class C Shares—A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase.  No CDSC shall be imposed to the extent that the net asset value of the Class C shares redeemed does not exceed (i) the current net asset value of Class C shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class C shares above the dollar amount of all payments for the purchase of Class C shares of the Fund held by such shareholder at the time of redemption.

If the aggregate value of the Class C shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate.  Therefore, it shall be assumed that the redemption is made first of amounts representing Class C shares of the Fund acquired pursuant to the reinvestment of Fund dividends and distributions; then of amounts representing the increase in net asset value of Class C shares above the total amount of payments for the purchase of Class C shares made during the preceding year; and finally, of amounts representing the cost of shares held for the longest period of time.

Waiver of CDSC—The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder, (b) redemptions by employees participating in qualified or non-qualified employee benefit plans or other programs, (c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code, and (e) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus.  Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

Amount of Distribution Plan Fees—Class C Shares—.75 of 1% of the value of the average daily net assets of Class C.

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SCHEDULE D

Class Z Shares—Dreyfus California AMT-Free Municipal Bond Fund offers Class Z shares only to shareholders of the Fund with accounts that existed on the date the Fund classified its shares as Class Z shares (September 30, 2004), or who received Class Z shares in exchange for their shares of General California Municipal Bond Fund, Inc., Dreyfus California Municipal Income, Inc. or Dreyfus California Intermediate Municipal Bond Fund as a result of the reorganizations of such funds, and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with the Fund on September 30, 2004, or with General California Municipal Bond Fund, Inc., Dreyfus California Municipal Income, Inc. or Dreyfus California Intermediate Municipal Bond Fund, Inc. at the time of the reorganizations of such funds, may purchase Class Z shares on behalf of qualified retirement plans and "wrap accounts" or similar programs.

Dreyfus Connecticut Fund offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus Connecticut Intermediate Municipal Bond Fund as a result of the reorganization of such fund and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Connecticut Intermediate Municipal Bond Fund at the time of the reorganization of such fund may purchase Class Z shares on behalf of qualified retirement plans and "wrap accounts" or similar programs.

Dreyfus Massachusetts Fund offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus Massachusetts Tax Exempt Bond Fund or Dreyfus Massachusetts Intermediate Municipal Bond Fund as a result of the reorganizations of such funds and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Massachusetts Tax Exempt Bond Fund or Dreyfus Massachusetts Intermediate Municipal Bond Fund at the time of the reorganizations of such funds may purchase Class Z shares on behalf of qualified retirement plans and "wrap accounts" or similar programs.

Dreyfus Pennsylvania Fund offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus Pennsylvania Intermediate Municipal Bond Fund as a result of the reorganization of such fund and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Pennsylvania Intermediate Municipal Bond Fund at the time of the reorganization of such fund may purchase Class Z shares on behalf of qualified retirement plans and "wrap accounts" or similar programs.

Dreyfus Municipal Bond Opportunity Fund offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of General Municipal Bond Fund, Inc. as a result of the reorganization of such fund and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with General Municipal Bond Fund, Inc. at the time of the reorganization of such fund may purchase Class Z shares on behalf of qualified retirement plans and "wrap accounts" or similar programs.

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SCHEDULE D (continued)

Dreyfus New Jersey Municipal Bond Fund, Inc. offers Class Z shares only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus New Jersey Intermediate Municipal Bond Fund as a result of the reorganization of such fund and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker dealers and other financial institutions maintaining accounts with Dreyfus New Jersey Intermediate Municipal Bond Fund at the time of the reorganization of such fund may purchase Class Z shares on behalf of qualified retirement plans and "wrap accounts" or similar programs.

Dreyfus GNMA Fund offers Class Z shares only to shareholders of the Fund with accounts that existed on the date the Fund classified its shares as Class Z shares and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus GNMA Fund on such date may purchase Class Z shares on behalf of qualified retirement plans and "wrap accounts" or similar programs.

Dreyfus AMT-Free Municipal Bond Fund offers Class Z shares only to shareholders of the Fund with accounts that existed on the date the Fund classified its shares as Class Z shares and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus AMT-Free Municipal Bond Fund on such date may purchase Class Z shares on behalf of "wrap accounts" or similar programs.

Dreyfus High Yield Municipal Bond Fund offers Class Z shares only to shareholders of the Fund with accounts that existed on the date the Fund classified its shares as Class Z shares and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus High Yield Municipal Bond Fund on such date may purchase Class Z shares on behalf of "wrap accounts" or similar programs.

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SCHEDULE E

Shareholder Services Plan—Class A and Class C shares of each Fund, and Class Z shares of Dreyfus Municipal Bond Opportunity Fund, are subject to a Shareholder Services Plan pursuant to which the Fund pays the Distributor a fee at the annual rate of .25% of the Fund's average daily net assets attributable to Class A and Class C, and .20% of the Fund's average daily net assets attributable to Class Z, respectively, for providing shareholder services.  Class Z shares of Dreyfus California AMT-Free Municipal Bond Fund, Dreyfus AMT-Free Municipal Bond Fund, Dreyfus New Jersey Municipal Bond Fund, Inc., Dreyfus Connecticut Fund, Dreyfus Massachusetts Fund and Dreyfus Pennsylvania Fund are subject to a Shareholder Services Plan pursuant to which the Fund reimburses the Distributor an amount not to exceed an annual rate of .25% of the Fund's average daily net assets attributable to Class Z for the provision of shareholder services.

Service Plan—Class Z shares of Dreyfus GNMA Fund are subject to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act, pursuant to which the Fund reimburses the Distributor for expenses incurred in distributing Class Z shares and servicing shareholder accounts and advertising and marketing with respect to Class Z, at a maximum aggregate annual rate of up to .20% of the Fund's average daily net assets attributable to Class Z.

Service Plan—Class Z shares of Dreyfus High Yield Municipal Bond Fund are subject to a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act, pursuant to which the Fund reimburses the Distributor for expenses incurred in distributing Class Z shares and servicing shareholder accounts and advertising and marketing with respect to Class Z, at a maximum aggregate annual rate of up to .25% of the Fund's average daily net assets attributable to Class Z.

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